Exhibit 99.1

MEREDITH SIGNIFICANTLY INCREASES ITS DIGITAL SCALE WITH ACQUISITION OF

ALLRECIPES.COM, WORLD’S TOP FOOD WEBSITE, FROM READER’S DIGEST ASSOCIATION

Doubles Reach of Meredith Women’s Network; Supports Total Shareholder Return Strategy

DES MOINES, IA (January 24, 2012) — Meredith Corporation (NYSE:MDP; www.meredith.com) and The Reader’s Digest Association, Inc. announced today that Meredith, the leading media and marketing company serving American women, has agreed to purchase Allrecipes.com, the world’s No. 1 digital food site.

“The acquisition of Allrecipes.com, the market leader in the digital food space, significantly enhances our leading consumer and advertising proposition,” said Meredith Chairman and CEO Steve Lacy. “It more than doubles the scale of the Meredith Women’s Digital Network, and is expected to drive incremental revenue and profit growth, adding to our already strong free cash flow over time.”

The acquisition of a digital brand of scale aligns well with Meredith’s Total Shareholder Return (TSR) financial strategy, which was announced on October 25, 2011.  The TSR strategy includes (1) An increase in its annual stock dividend by 50 percent to $1.53 per share; (2) A new $100 million share repurchase authorization; and (3) Strategic investments to drive incremental revenue and profit growth.

The transaction, valued at $175 million, is expected to close later this quarter.  Meredith plans to invest in Allrecipes.com to optimize the site for today’s growing online and mobile audiences. This investment spending, along with normal business seasonality, is expected to make the acquisition slightly dilutive — approximately $0.10 per share, or less than 4 percent — to Meredith’s fiscal 2012 full year financial performance.  Meredith expects the acquisition will be modestly accretive to earnings per share and free cash flow in fiscal 2013.

The addition of Allrecipes.com fits with Meredith’s previously stated strategic acquisition criteria: (1) National media brands that provide access to new audiences and advertising categories; and (2) Digital platforms that significantly increase scale.   Specifically, the addition of Allrecipes.com to Meredith:

•                  Nearly doubles annual digital revenues for the Meredith Women’s Network.

•                  Gives Meredith the world’s No. 1 food website to pair with its expanding multi-platform food portfolio, enabling Meredith to offer advertisers access to more than 100 million unduplicated American women.

•                  More than doubles the audience of the Meredith Women’s Network to nearly 40 million unduplicated monthly unique visitors, making it the No. 1 premium owned and operated website in the important Women’s Lifestyle Category, according to the most recent comScore data.

•                  Provides Meredith access to a large and vibrant audience to market other products to, including print and tablet magazine subscriptions, as well as drive other E-Commerce opportunities.

•                  Enables Meredith to apply Allrecipes.com’s proprietary Search Engine Optimization (SEO) expertise across Meredith’s digital platforms, which will improve performance, and reduce Search Engine Marketing (SEM) spending.

•                  Introduces Meredith brands to new audiences, as Allrecipes.com has 17 sites in 22 countries.

“The acquisition of Allrecipes.com significantly enhances our digital platform and reinforces our leadership position in the food category,” said Meredith National Media Group President Tom Harty. “It increases our relevance with new, younger audiences, and offers advertisers an unmatched ability to now connect with an audience of more than 100 million consumers.  We are excited to add Allrecipes.com, the world’s No. 1 food website, to our strong portfolio of digital media brands.”

Allrecipes.com currently has a database of over 500,000 recipes.  Its U.S. audience is 70 percent female with a mean household income of $73,000, and it reaches nine out of 10 primary grocery decision makers. Allrecipes.com mobile apps have been downloaded by over 11 million consumers, and they are the No. 1 download on Android, iPhone, and iPad recipe applications.  It is also the top food recipe channel on YouTube.

“Allrecipes.com is a dynamic, growing business and our sale process generated significant excitement,” said Robert Guth, Reader’s Digest Association president and CEO. “We are very pleased to have reached agreement with Meredith.  We have worked well with them on a past transaction, so we know they will be a great home for this business and the team.  For RDA, this is a significant step forward in our commitment to focus our resources on our core businesses, such as the Reader’s Digest brand.”

Added Lisa Sharples, President of Allrecipes.com, “Meredith is the perfect home for Allrecipes.com.  Meredith’s laser focus on women, existing strength in food, strong relationship with advertisers and proven consumer marketing expertise are very attractive.  Together, I’m confident we can grow the Allrecipes.com brand as well as the Meredith Women’s Network across digital, mobile and social media platforms.”

The acquisition of Allrecipes.com adds to actions Meredith has taken in the last year to strengthen its position as the leader in the digital and food content marketplace.  These include the:

•                  Acquisition of Every Day with Rachael Ray magazine and its related digital media assets;

•                  Acquisition of FamilyFun magazine and its related digital applications;

•                  Acquisition of EatingWell, a multi-channel food brand focused on healthy eating and wellness;

•                  Launch of Recipe.com, a multi-channel food brand that pairs recipes with digital coupons and savings that is already attracting 2 million monthly unique visitors;

•                  Expansion of food and lifestyle content in its leading portfolio of brands across tablet products including the iPad, NOOK Color, Kindle Fire, and Samsung Galaxy;

•                  Introduction of 12 new apps resulting in more than 3 million downloads, including BHG.com’s highly successful Must Have Recipes; and

•                  Creation of six new Special Interest Media titles, bringing the total in the food space to nearly 40.

“We are constantly looking for strategic acquisitions and investment opportunities to expand our reach and increase shareholder value,” said Meredith Chief Development Officer John Zieser.

BDT & Company served as financial advisor to Meredith, and McDermott, Will & Emery served as its legal advisor.  Morgan Stanley and Evercore Partners acted as financial advisors to Reader's Digest, and Weil, Gotshal and Manges acted as its legal advisor.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE: MDP; www.meredith.com) is the leading media and marketing company serving American women.  Meredith features multiple well-known national brands — including Better Homes and Gardens, Parents, Family Circle, Ladies’ Home Journal, Fitness, More, American Baby, Every Day with Rachael Ray and FamilyFun — along with local television brands in fast-growing markets.  Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development. Meredith uses multiple distribution platforms — including print, television, online, mobile, tablets, and video — to give consumers content they desire and to deliver the messages of its advertising and marketing partners.

Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation’s top brands and companies. Meredith Xcelerated Marketing has significantly added to its capabilities in recent years through the acquisition of cutting-edge companies in digital, mobile, social, healthcare, database, and international marketing.  Most recently, Meredith made a strategic investment in London-based Iris Worldwide, a leader in experiential marketing.

A hallmark of Meredith’s business model and financial profile is its ability to consistently generate substantial free cash flow by leveraging the strength of its multi-platform portfolio.  Meredith is committed to increasing Total Shareholder Return through dividend payments, share repurchases and strategic business investments.  Meredith has paid a dividend for 64 straight years, and increased its dividend for 18 consecutive years.

About The Reader’s Digest Association, Inc.

Reader’s Digest Association is a global media and direct marketing company that educates, entertains and connects more than 145 million consumers around the world with products and services from trusted brands. With offices in 44 countries, the company reaches customers in 79 countries, publishes 86 magazines, including 50 editions of Reader’s Digest, the world’s largest-circulation magazine, operates 82 branded websites and sells nearly 40 million books, music and video products across the world each year. Further information about the company can be found at www.rda.com.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties.  These statements are based on management’s current knowledge and estimates of factors affecting Meredith and its operations.  Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding advertising revenues and investment spending, along with Meredith’s revenue and earnings per share outlook for the third fiscal quarter and full year fiscal 2012 and fiscal 2013.

Actual results may differ materially from those currently anticipated.  Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting Meredith’s industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions.  Meredith undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

MEREDITH CONTACTS:

Art Slusark (515) 284-3404 or (515) 360-2867;art.slusark@meredith.com

Patrick Taylor (212) 551-6984;patrick.taylor@meredith.com

RDA CONTACT: Russell Weigandt (646) 747-7163; rweigandt@kwitco.com

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